UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 19, 2006

Date of report (Date of earliest event reported)

Harrah’s Entertainment, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-10410	62-1411755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of Principal Executive Offices) (Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 19, 2006, Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hamlet Holdings LLC, a Delaware limited liability company (“Parent”), and Hamlet Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).  Parent is owned by affiliates of Texas Pacific Group and Apollo Management L.P. (collectively, the “Funds”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company (the “Common Stock”), other than shares owned by the Company, Parent and Merger Sub and by any stockholders who properly exercise appraisal rights under Delaware law, will be cancelled and converted into the right to receive $90.00 in cash, without interest.  In the event that the Merger shall not have occurred by February 29, 2008 (the “Adjustment Date”), the $90.00 cash amount per share of Common Stock to be paid shall be increased for each day after the Adjustment Date, through and including the closing date, by adding (i) an amount equal to $0.01973 per day over (ii) any dividends or distributions declared, made or paid on a share of Common Stock.

The Merger Agreement provides that, upon termination under specified circumstances related to a competing acquisition proposal, the Company would be required to pay a termination fee of $500 million to Parent and, under certain circumstances if the Company’s stockholders do not approve the Merger, the Company must reimburse Parent for an amount not to exceed $60 million for transaction expenses incurred by Parent and its affiliates.  The Company's reimbursement of Parent's expenses would reduce the amount of any required termination fee that becomes payable by the Company. The Merger Agreement further provides that, upon termination under specified circumstances related to the failure to obtain financing or obtain regulatory approval, Parent would be required to pay the Company a termination fee of either $500 million or $250 million, respectively.  One-half of the termination fee payable by Parent is guaranteed by each of the Funds in separate limited guarantees.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the proceeds of which will be used by Parent to pay the aggregate merger consideration and related fees and expenses of the transactions contemplated by the Merger Agreement and to repay certain debt of the Company and its subsidiaries.  Consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including the approval of the Company’s stockholders and regulatory approvals.

The foregoing summary of the Merger Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms.  It is not intended to provide any factual information about the Company.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of the specific dates set forth therein, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Important Additional Information Regarding the Merger will be Filed with the SEC:

                In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Harrah’s Entertainment, Inc. at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Harrah’s Entertainment, Inc. Investor Relations, 2100 Caesars Palace Drive, Palace Tower, Spa Level, Las Vegas, NV 89109, telephone: (702) 407-6381 or on the Company's website at http://investor.harrahs.com.

                The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed Merger. Information regarding the interests of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed Merger when it becomes available.

Item 9.01                                             Financial Statements And Exhibits.

2.1                                 Agreement and Plan of Merger by and among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s Entertainment, Inc., dated as of December 19, 2006.

99.1         Press Release, dated December 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harrah’s Entertainment, Inc.

Date: December 19, 2006	By:	/s/ MICHAEL D. COHEN
		Name:	Michael D. Cohen
		Title:	Vice President, Associate General Counsel and Corporate Secretary